PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 31, 2006)	Registration No. 333-131018
TRIAD FINANCIAL CORPORATION
$150,000,000
11.125% Senior Notes due 2013

Recent Developments
     We have attached to this prospectus supplement the Current Report on Form 8-K of Triad Financial Corporation filed with the SEC on January 11, 2008. The attached information updates and supplements Triad Financial Corporation’s Prospectus dated January 31, 2006, the Prospectus Supplement dated April 3, 2006, the Prospectus Supplement dated May 12, 2006, the Prospectus Supplement dated August 14, 2006, the Prospectus Supplement dated November 13, 2006, the Prospectus Supplement dated March 29, 2007, the Prospectus Supplement dated May 14, 2007, the Prospectus Supplement dated June 12, 2007, the Prospectus Supplement dated August 15, 2007, the Prospectus Supplement dated November 9, 2007 and the Prospectus Supplement dated November 16, 2007.
     You should carefully consider the risk factors beginning on page 10 of the Prospectus before investing.
     Neither the SEC nor any state securities commission has approved the notes to be distributed, nor have any of these organizations determined that this prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus supplement, together with the prospectus, the prospectus supplement dated April 3, 2006, the prospectus supplement dated May 12, 2006, the prospectus supplement dated August 14, 2006, the prospectus supplement dated November 13, 2006, the prospectus supplement dated March 29, 2007, the prospectus supplement dated May 14, 2007, the prospectus supplement dated June 12, 2007, the prospectus supplement dated August 15, 2007, the prospectus supplement dated November 9, 2007 and the prospectus supplement dated November 16, 2007, is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions and by certain affiliated selling noteholders at negotiated prices related to prevailing market prices at the time of the sale. Goldman, Sachs & Co. may act as principal or agent in such transactions.
January 11, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2008
TRIAD FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	333-126538 (Commission File Number)	33-0356705 (IRS Employer Identification No.)
7711 Center Avenue, Suite 100
Huntington Beach, California 92647
(Address of principal executive offices, including zip code)
(714) 373-8300
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement.
On January 10, 2008, Triad Financial Corporation (“Triad”) entered into a Warehouse Lending Agreement among Triad Financial Corporation, as originator and servicer, Triad Financial Warehouse Special Purpose LLC, a bankruptcy-remote, special purpose subsidiary as seller, Triad Automobile Receivables Warehouse Trust, a bankruptcy-remote, special purpose subsidiary as borrower, The Bank of New York, as collection account bank (the “Collection Account Bank”), Sheffield Receivables Corporation, in its capacity as a lender (“Sheffield”), Barclays Bank PLC (“Barclays”), in its capacity as a lender and Barclays in its capacity as agent for the lenders (“Agent”) (the “Barclays Warehouse Lending Agreement”). This facility provides up to $500 million of funding for automobile retail installment sales contract receivables originated or purchased by Triad that meet certain eligibility requirements. Under this facility, Triad sells eligible receivables to Triad Financial Warehouse Special Purpose LLC, who in turn transfers the receivables to Triad Automobile Receivables Warehouse Trust, who then pledges the receivables as collateral for its borrowings under the facility. The facility has a two year commitment but may expire after 364 days if the Sheffield liquidity facility is not renewed. Triad will provide a guarantee under the warehouse facility equal to 10% of the amount outstanding at the time the guarantee is drawn.
From time to time, Barclays Bank PLC or its affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for Triad and its affiliates for which they have received, and will receive, customary fees and expenses.
Triad will file a copy of the Barclays Warehouse Lending Agreement with our next periodic report filed with the SEC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIAD FINANCIAL CORPORATION
/s/ Timothy M. O’Connor
Date: January 11, 2008	Name:	Timothy M. O’Connor
	Title:	Senior Vice President